Exhibit 99.1

News From Aon

Media Contact:

David Prosperi

312.381.2485

david.prosperi@aon.com

For immediate release

Aon Confirms Settlement Agreements with DOJ and SEC

CHICAGO, December 20, 2011 — Aon Corporation (NYSE:AON), today said it has agreed to a settlement agreement of approximately $16.3 million with the U.S. Department of Justice (DOJ) and the U.S. Securities and Exchange Commission (SEC) relating to certain payments made in overseas jurisdictions between 1983 and 2007.

Specifically, Aon has agreed to pay $1.76 million to the DOJ as part of a non-prosecution agreement and approximately $14.55 million to the SEC in disgorgement and interest to settle a civil action. The company expects no impact on fourth quarter results as the settlement amounts were accrued for in prior periods.

In the non-prosecution agreement, the DOJ cited Aon’s extraordinary cooperation; its timely and complete disclosure of the facts; the early and extensive remedial efforts undertaken by the firm, including the substantial improvements Aon has made to its anti-corruption compliance procedures; and Aon Limited’s prior settlement of these matters with its U.K. regulator. Aon Limited is the insurance brokerage and risk management business of Aon in the United Kingdom.

Since beginning an internal review of these issues in 2007, Aon has put in place a comprehensive, global and robust anti-corruption program designed to prevent and detect improper conduct. As part of a related settlement in 2009, Aon Limited’s regulator, the U.K. Financial Services Authority (FSA), stated that “the pro-active determination of Aon Ltd.’s current senior management to identify past issues and improve the firm’s systems and controls in this area is a model of best practice that other firms may wish to adopt.”

“Acting with integrity is Aon’s core value and we embody this in our commitment to the highest professional standards for our clients, markets and colleagues,” said Greg Case, president and chief executive officer of Aon. “Aon has invested a significant amount of time and resources in anti-corruption compliance and transparency to greatly enhance our controls and processes.

“The FSA, DOJ and the SEC all have recognized Aon’s determination to set and meet the requisite high standards of compliance in this area. We believe that today our compliance practices are a model of best practice for other firms to adopt.”

Throughout the course of its review, Aon cooperated fully with all relevant agencies, including the DOJ, the SEC and the FSA.

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About Aon

Aon Corporation (NYSE:AON) is the leading global provider of risk management, insurance and reinsurance brokerage, and human resources solutions and outsourcing services. Through its more than 61,000 colleagues worldwide, Aon unites to empower results for clients in over 120 countries via innovative and effective risk and people solutions and through industry-leading global resources and technical expertise. Aon has been named repeatedly as the world’s best broker, best insurance intermediary, reinsurance intermediary, captives manager and best employee benefits consulting firm by multiple industry sources. Visit http://www.aon.com for more information on Aon and http://www.aon.com/manchesterunited to learn about Aon’s global partnership and shirt sponsorship with Manchester United.